Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Akoustis Technologies, Inc. (the “Company”) on Form S-8 (File No. 333-215153) of our report dated September 11, 2017, with respect to our audit of the special purpose combined financial statements of The Research Foundation for the State University of New York and Fuller Road Management Corporation as of June 26, 2017 and for the years ended June 30, 2016 and 2015, which report is included in this Current Report on Form 8-K (Amendment No. 2) of Akoustis Technologies, Inc.

/s/ Marcum llp

Marcum llp

New York, NY

October 6, 2017